Exhibit 10.15

April 4, 2017

Mr. Olivier Biebuyck

Via Email

Strictly private and confidential

Dear Olivier,

Congratulations! We are very pleased to extend you an employment offer for the position of Vice President & General Manager, Filler Metals, ESAB, reporting to Shyam Kambeyanda, President ESAB and Senior Vice President, Colfax Corporation.

We look forward to having you as a part of our team, adding your skills, experiences and talent to our company. We believe Colfax is the type of organization that has the vision, culture and opportunities to further your career success and you will have a tremendous opportunity to build long-term wealth in the growth and profitability of Colfax.

Date of Employment	We anticipate that you will begin employment May 1, 2017.

Base Salary	Your starting annual salary will be US $360,000 payable semi-monthly. You will be eligible for annual merit increases consistent with our annual merit cycle, based on benchmarks and company merit increase guidelines.

Annual Cash Bonus	You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 55% of your base salary. The actual MIP payout is based on the achievement of ESAB financial performance against pre-set thresholds, targets, and maximums. The maximum payout is 250% of target. Your 2017 MIP award will be prorated based on the time you were employed at ESAB in 2017.

Transition Bonuses	You will receive a transition bonus of US $150,000. The transition bonus will be paid in 3 equal installments. The first $50,000 will be paid within 30 days of your start date. The second $50,000 will be paid one year from your start date. The final $50,000 will be paid two years from your start date. In the event you choose to terminate the employment relationship with the company prior to the expiration of two (2) years after your start date, you shall repay to the Company a pro-rata share of the transition bonus, which share shall be equal to 1/24th of the amount paid, multiplied by the number of months remaining in the first two years after your start date, determined as of the date of your termination.

In addition, you will receive a one-time cash bonus of US $45,000 in consideration of your 2017 annual bonus for the period January 1 through April 30, 2017. This payment will be made within 30 days of your date of hire.

Equity Awards	You will be provided an up-front equity award of $845,000 upon hire. The grant date will be the first day of the month after your start date or the nearest non blackout date after your hire.

In consideration of your buy-out, $630,000 of the $845,000 will be granted as restricted stock units (RSUs) to be vested 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of your grant.

The remaining $215,000 represents your 2017 annual equity award as an ESAB Associate. This award will be delivered in 50% stock options and 50% restricted stock units, and will vest 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of the grant.

In addition, you will be eligible for future annual equity grants starting in February, 2018 based on your position and performance in accordance with our equity guidelines. The current target for your position is 60% of your base salary. Annual equity awards are currently delivered in 50% stock options and 50% restricted stock units. Annual equity awards vest 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of the grant.

The terms and conditions of equity awards will be in accordance with Colfax’s 2008 Omnibus Incentive Plan or successor plan.

401(k)	You will have the opportunity to participate in the Colfax 401(k) Savings Plan with matching contributions. Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account. These non-elective contributions vest over five years.

NQ Deferred Comp	You will have the opportunity to defer up to 50% of base salary and 75% of your annual bonus in the nonqualified deferred compensation plan. The plan offers up to 4% matching contributions and a company discretionary 2% contribution on base and bonus earnings over the IRS 401(k) maximums.

Relocation	ESAB will compensate you for any relocation payback requirements related to your current employer, up to a maximum of $70,000, subject to documentation.

Health Benefits	Effective the first of the month following your date of hire, you and your family will be eligible to participate in health & welfare benefits including medical, dental, vision, short and long term disability, life and accidental death and dismemberment insurance.

Vacation & Holidays	You will eligible for four weeks of vacation, plus three floating holidays and any company-paid holidays.

Olivier, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with Colfax policy, this offer is contingent upon acceptance of the Colfax code of conduct agreement, as well as acceptance of the ESAB Confidentiality and Non-Competition Agreement. Finally, this offer is contingent on successful completion of all reference and background checks, including drug screen.

We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,	ACKNOWLEGED & ACCEPTED:

/s/ Shyam Kambeyanda	/s/ Olivier Biebuyck Date: 04/04/2017

Shyam Kambeyanda President ESAB and SVP Colfax Corporation	Olivier Biebuyck

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